Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

RECOMMENDATION TO REJECT AN UNSOLICITED OFFER

If you are considering selling your shares to CMG Partners, LLC or its affiliates, please read all of the information below.

Dear Stockholder:

The Board of Directors (the “Board”) of SmartStop Self Storage REIT, Inc. (the “Company”) unanimously recommends that you IGNORE the materials that were sent to you by CMG Partners, LLC and its affiliates (“CMG”) and REJECT its offer.

Please keep reading for important information.

We recently became aware of an unsolicited attempt by CMG in which CMG has proposed to acquire up to 225,000 shares of Class A common stock of the Company at a price of $9.50 per share (collectively, the “CMG Tender Offer”). After careful evaluation, the Board unanimously recommends that you reject the CMG Tender Offer and ignore the materials that were sent to you by CMG.

The following are a list of important considerations:

•
The Company recently published an estimated net asset value per share for its common stock (the “NAV”) of $15.08, an increase of nearly 50% above the previous NAV. The CMG offering price of $9.50 per share is nearly 40% less than our current NAV. Although the NAV does not represent the price that a stockholder could obtain in the open market, this is a material difference.

•
As admitted by CMG, it is making the offer “for investment purposes and with the intention of making a profit” (emphasis added). CMG is a for-profit business, and it is attempting to capitalize on illiquidity by buying shares at what it believes is a discounted price in order to make a profit. The CMG Tender Offer indicates that CMG believes that our shares will be worth more than the price CMG is offering. Neither we nor any of our affiliates is in any way affiliated with CMG.

•
We believe the CMG Tender Offer is an attempt to capitalize on the suspension of our share redemption program (the “SRP”). As we announced in a recently-filed Form 8-K, in connection with its process for reviewing alternatives in order to provide liquidity to our stockholders, our board of directors fully suspended the SRP.

•
As admitted by CMG, the offering price is “not necessarily equal the fair market value” of the shares, nor did CMG make an independent appraisal of the shares or the Company’s properties, nor is CMG qualified to appraise real estate. This is in stark contrast to the rigorous methods used by the Company in determining its NAV, including the engagement of a qualified independent valuation firm, which included an independent appraisal of the shares of the Company as well as its properties. In addition, CMG admits that it “not qualified to appraise real estate” and that “there cannot be any assurance that [its] estimate accurately reflects the realizable value” of the Company’s shares.

•
The Board has significant knowledge of the Company and its assets, and based upon the historical financial data disclosed in the Company’s Form 10-Q and Form 10-K filings over the past several

SmartStop Self Storage REIT, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866-418-5144 | info@StrategicREIT.com

quarters, there are positive trends, which indicate that the CMG Tender Offer undervalues the per share value of the Company.

•
Even if a stockholder were to take advantage of the CMG Tender Offer, the Board cannot verify that CMG has the funds to make a payment for any or all of the shares that may be tendered.

•
CMG has made a prior tender offer for the Company’s shares in the fourth quarter of 2021 at $7.70 per share.

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The Securities and Exchange Commission has cautioned investors about the heightened risks involved with offers such as the CMG Tender Offer. In addition to this letter, we strongly encourage you to read the information provided by the SEC, here (www.sec.gov/investor/pubs/minitend.htm) and here (www.sec.gov/rules/interp/34-43069.htm). The SEC makes the following admonitions:

o
If the offer is for less than 5% of a company’s shares, it is a “mini-tender offer” and “you should proceed with caution.” The CMG Tender Offer is for up to approximately 0.3% of the total number of the Company’s outstanding common stock as of March 21, 2022. Thus, the CMG Tender Offer is a mini-tender offer, and you should proceed with caution.

o
“Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard.”

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“[I]nvestors typically feel pressured to tender their shares quickly without having solid information about the offer or the people behind it. And they've been shocked to learn that they generally cannot withdraw from mini-tender offers.”

o
“[M]ini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide.” We believe the materials provided along with the CMG Tender Offer fail to adequately address certain matters, such as: a complete description of the risks associated with the CMG Tender Offer; a clear discussion of the methodologies used by CMG to determine its offer price or how it has valued the Company’s shares; and a complete disclosure as to the financial wherewithal of CMG.

While we do not believe the CMG Tender Offer is in the best interest of our stockholders, it is important for you to carefully evaluate whether to tender your shares as it relates to your specific situation, particularly with respect to your investment objectives, your financial circumstances, other financial opportunities available to you, your own tax position and tax consequences, and any other factors you determine are relevant to your decision. To that end, we encourage you to consult with any financial, tax or other advisors when making your decision.

Please also carefully consider all the factors discussed in the CMG Tender Offer materials, our letter and the advice provided by the SEC before making a decision.

We encourage you to follow the recommendation of the Board and not tender your shares in connection with the CMG Tender Offer.

If you do not wish to tender your shares, simply IGNORE the CMG Tender Offer materials and DO NOT RESPOND.

Should you have any questions or need further information about your options, the CMG Tender Offer, or otherwise, please feel free to contact SmartStop Self Storage REIT, Inc., 10 Terrace Road, Ladera Ranch, California 92694, Attention: Investor Relations (telephone number: (866) 418-5144).

Sincerely,

H. Michael Schwartz

Chief Executive Officer